Exhibit 99.1

Dynavax Technologies Corporation

2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contact

Amy Figueroa

Investor Relations and Corporate Communications

Phone: (510) 665-7211

Email: afigueroa@dynavax.com

DYNAVAX AWARDED $17 MILLION CONTRACT FROM

NATIONAL INSTITUTES OF HEALTH

- Funding to Develop Vaccine Adjuvants Using Dynavax's Advanced ISS Technology -

Berkeley, CA - September 29, 2008 - Dynavax Technologies Corporation (NASDAQ: DVAX) today announced it has been awarded a $17 million contract to develop its advanced immunostimulatory sequences (ISS) technology using Toll-Like Receptor 9 (TLR9) agonists as vaccine adjuvants.

This five-year contract was awarded by the National Institutes of Health's (NIH) National Institute of Allergy and Infectious Diseases (NIAID) to develop novel vaccine adjuvant candidates that signal through receptors of the innate immune system. The contract supports adjuvant development for anthrax as well as other disease models. NIAID is funding 100% of the total $17 million cost of Dynavax's program under Contract No. HHSN272200800038C.

"This NIH contract award is highly synergistic with our in-house efforts to develop novel adjuvant formulations for clinical use," commented Dino Dina, M.D., President and Chief Executive Officer of Dynavax. "The funding from this contract, as well as from the NIH grants for our Universal Flu vaccine program, enables us to devote significant resources to advance our vaccine programs into clinical development."

About Dynavax's ISS Technology

Dynavax's ISS are short DNA sequences that specifically target Toll-Like Receptor 9 (TLR9) to stimulate the innate immune response. When combined with the antigens contained in vaccines, Dynavax's ISS products enhance induction of a vaccine-specific immune response. The advanced ISS adjuvant formulations further increase the magnitude and speed of the vaccine immune response and can contribute to increased product stability.

About Dynavax

Dynavax Technologies Corporation is a clinical-stage biopharmaceutical company that develops innovative products for the treatment of infectious diseases, respiratory diseases and cancer. The company's novel Toll-like Receptor 9 (TLR9) agonist products are based on its proprietary immunostimulatory sequences (ISS), which are short DNA sequences that stimulate the innate immune response. Dynavax's clinical product candidates include: HEPLISAVTM, a hepatitis B vaccine partnered with Merck & Co., Inc.; a therapy for hepatitis B; and therapies for metastatic colorectal cancer and hepatitis C funded by Symphony Dynamo, Inc. The company's preclinical pipeline includes an asthma and COPD drug candidate partnered with AstraZeneca and a Universal Flu vaccine. For more information visit www.dynavax.com.

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Forward Looking Statements

This press release contains "forward-looking statements," including statements about the potential for ISS as a vaccine adjuvant and the resources available for our vaccine programs. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including the ability to successfully discover, develop, obtain regulatory approval and commercialize innovative ISS-based candidates as vaccine adjuvants; the therapeutic potential of second-generation ISS technology as vaccine adjuvants; continuing allotment of anticipated funding under the NIAID contract and continuation, renewal or extension of NIH grants; difficulties or delays in developing, testing and manufacturing products to support clinical development plans; the scope and validity of patent protection for product candidates; competition from other companies working with ISS technologies and products; the ability to obtain additional financing to support operations; and other risks detailed in the "Risk Factors" section of our Quarterly Report on Form 10-Q. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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